Exhibit 99.1

MESABI TRUST PRESS RELEASE

April 14, 2023 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)

Announcement of No Distribution

The Trustees of Mesabi Trust (NYSE:MSB) have determined that no distribution will be declared this April 2023 with respect to Units of Beneficial Interest. This compares to a distribution of One Dollar and four cents ($1.04) per Unit for the same period last year.

The Trustees’ announcement today of declaring no distribution this quarter primarily reflects the Trustees’ caution about uncertainties related to a number of factors, including principally Cleveland-Cliffs’ previously announced plans to idle Northshore Mining Company’s iron ore operations until April 2023 or maybe beyond, that recent press reports of Cliffs’ public statements were not definitive on a date or scope of a possible restart of Northshore operations, that the Trust received no royalty payments the last two fiscal quarters, that there has been no apparent iron ore production or shipping at Northshore during the most recent calendar quarter and that negative pricing adjustments, which are expected to be recognized in the last quarter of the Trust’s fiscal year ended January 31, 2023, are anticipated to increase the contract liability portion of the Trust’s unallocated reserve.

Accordingly, the Trustees’ decision announced today reflects their determination to maintain an appropriate level of reserves in order to make adequate provision to meet current and future expenses and present and future liabilities (whether fixed or contingent) that may arise in the future.

The Trustees have received no specific updates on Cliffs’ plans concerning Northshore iron ore operations. The Trustees’ determination of no distribution this quarter also takes into account numerous other factors, including uncertainties resulting from Cliffs’ prior announcements to make Northshore a swing operation as Cliffs’ Minorca operation becomes increasingly utilized, Cliffs’ increased use of scrap iron in its vertical supply chain planning, potential volatility in the iron ore and steel industries generally, national and global economic uncertainties, the cost and expense related to the Trust’s pending arbitration against Northshore and its parent, Cliffs, possible further disturbances from global unrest and the potential impacts from further outbreaks of the coronavirus (COVID-19) pandemic.

Quarterly royalty payments from Northshore for iron ore production and shipments during the first calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due April 30, 2023, together with the quarterly royalty report.  After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the idling of Northshore operations in 2023 and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  The length of the idling of Northshore operations could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, recession, potential future impacts of the coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, and other factors. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2022, July 31, 2022 and October 31, 2022. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520